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                                                                  Exhibit 10.20
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                               SERVICES AGREEMENT
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     THIS SERVICES AGREEMENT dated as of  November 1, 1996 is made between
Banyan Systems Incorporated ("Banyan"), a Massachusetts corporation, and Switchboard Incorporated ("Switchboard"), a Delaware corporation.

                                    RECITALS

WHEREAS, Banyan has caused the formation of Switchboard and transferred certain business assets to Switchboard; and,

WHEREAS, Banyan wishes to provide Switchboard with certain services and Switchboard wishes to purchase certain services from Banyan; and,

WHEREAS, Banyan and Switchboard desire to make provisions for certain ongoing relationships between them.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises of the parties hereinafter set forth, Banyan and Switchboard agree as follows:

SECTION 1. CERTAIN MANAGEMENT-RELATED SERVICES

     Commencing on (the "Commencement Date" of this agreement) and until termination of this agreement in accordance within section 4 hereof, Banyan agrees to make available to Switchboard, subject to the terms hereof, the following services:

     1.1 Basic Services. In exchange for a fixed monthly charge (see attached), Banyan shall provide the following routine, basic, regularly recurring services ("Basic Services").

     1.1.1 Banyan's finance/accounting staff for accounting and bookkeeping advice and routine monthly or periodic services, including without limitation, bookkeeping, disbursements and general ledger processing, preparation of monthly management financial statements and quarterly and annual external financial statements, and preparation for the annual audit by independent accounts;

     1.1.2 Banyan's Human Resources staff for advice and routine services regarding recruitment and retention of personnel, and administration of employee benefit programs;

     1.1.3 Banyan's payroll staff for advice and routine services concerning payroll processing and distribution;

     1.1.4 Banyan's treasury staff of advice and routine services concerning treasury fund management, cash transfers, investing, insurance services, and tax services.

     1.1.5 Banyan's IS staff and facilities for routine monthly data processing services including program and file maintenance and back-ups, user training, and support and equipment maintenance, telephones, but not including program, systems development or data communications related to operating Switchboard(R)(C)(TM); and
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     1.1.6  Other members of Banyan's staff to provide routine services in such areas as reception and security, facility services, purchasing of supplies and materials and any other routine support services. Facilities charges include depreciation of furniture and fixtures, rent, utilities and maintenance.

     Any one or more Basic Service may be terminated by Switchboard on sixty
(60) days written notice to Banyan. Upon such termination an adjustment shall be made in the fixed monthly charge payable to Banyan in an amount mutually agreeable to the parties.

     1.2 Charged Services. Banyan shall provide, upon request from Switchboard, certain services (other than Basic services) for which Switchboard shall pay Banyan a fixed rate based on the hours spent by the Banyan employee on such task ("Charged Services"). The fixed rate shall be based on Banyan's direct labor costs with regard to such employee, including all fringe benefits, and shall be increased by such employee's pro-rata share of related overhead costs, facility costs and data processing, and other support costs. Charged services shall include, but shall not be limited to, (1) services provided regarding the development of data processing systems and programs, (2) services regarding legal matters and patent filings and prosecution, (3) support for raising additional capital and for acquisitions, (4) general and executive management services, and (5) support for Contract bidding and other proposals.

     1.3 Requisitioned Purchases. In the course of Banyan's provision of the Basic Services or Charged Services or otherwise. Switchboard may requisition and Banyan may arrange for the purchase of services or products from third parties, which are billed directly to Banyan ("Requisitioned Purchases"). Switchboard shall reimburse Banyan for the full billed cost to Banyan of any such Requisitioned Purchases.

     1.4 Pooled Purchases. Switchboard may utilize services or products which are purchased by Banyan from third parties ("Pooled Purchases"). Switchboard acknowledges its responsibility to reimburse Banyan for Switchboard's pro rata share of such Pooled Purchases. Switchboard and Banyan will, with regard to each type of Pooled Purchase, agree to a reasonable basis of allocation between Banyan and Switchboard of the costs of such Pooled Purchase. Pooled Purchases may include, but shall not be limited to, (1) telephone service, (2) copier machines and supplies, and (3) postage usage.

     1.5   Limitations on Banyan's Obligations

     1.5.1 Banyan need not make available any Basic services, Charged Services, Requisitioned Purchases, or Pooled Purchases (collectively "Services") to the extent that doing so would, in Banyan's sole judgment, unreasonably, (1) interfere with the performance by any Banyan employee of services for Banyan or otherwise cause unreasonable burden to Banyan, or (2) interfere with the use of or access to by Banyan of any equipment, office space or facility or otherwise cause unreasonable burden to Banyan.

     1.5.2 Banyan shall have no obligation to provide services other than those related to or arising out of or in connection with matters which Banyan is in a position to provide by reason of past participation, involvement or familiarity with such matters and, in addition, which Switchboard has a reasonable requirement to obtain.

     1.5.3 Banyan shall not be required to hire any person that Banyan would not otherwise hire to provide any of the services.

SECTION 2 BILLING
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     2.1  Basic Services. Switchboard shall be billed for the Basic Service on a monthly basis and such amount billed shall be payable to Banyan within 60 days after the date of the invoice for such services.

     2.2 Other Services. All other services shall be billed on either a monthly basis, or at such other times to reasonably reflect the time at which Banyan incurs expense in providing such services.

     2.3 Out of Pocket Expenses. Expect to the extent otherwise included in the cost of Services, Banyan shall be entitled to receive from Switchboard upon the presentation of invoices therefore, payment for its reasonable out-of-pocket expenses incurred in providing such services, including fees and costs incurred by outside parties or affiliates in the provision of services.

SECTION 3 SCOPE OF AGREEMENT

This Agreement is not intended to cover any agreements regarding research and development for which separate arrangements or agreements will be or have been entered into.

SECTION 4 TERM AND TERMINATION

     This agreement shall continue in effect for a period of three years following the Commencement Date (the "Initial Term") and, thereafter on a year-to-year basis unless terminated upon the occurrence of any of the following:

     4.1 Upon ninety (90) day's written notice from Switchboard to Banyan at any time during the Initial Term; or

     4.2 Upon ninety (90) day's written notice by either party to the other party following the initial term.

SECTION 5 LIMITATION ON LIABILITY

     The liability of Banyan to Switchboard for any loss or damage, whether direct or indirect, arising in connection with providing the services to Switchboard shall not exceed the total amount billed or billable to switchboard for the particular Service or part thereof which gave rise to the loss or damage, excluding from such limitation liability for any loss or damage caused by the gross negligence or willful or wanton misconduct of Banyan. In no event will Banyan be liable to Switchboard for indirect, consequential or incidental damages, including without limitation loss of profits or damage to or loss or use of any property.

SECTION 6 FORCE MAJEURE

     Banyan shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of Banyan or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor, or materials, or any other causes, circumstances or contingencies within or without the United States of America, which are beyond the control of Banyan. Notwithstanding any events operating to excuse the performance by Banyan, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.
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SECTION 7 CONFIDENTIALITY

     Except as otherwise required under applicable law, Banyan and Switchboard agree to maintain as confidential and not to disclose to any third party any and all information provided by one party to the other or otherwise obtained by one party from the other party in the performance of this Agreement.

SECTION 8 NOTICE

     Any notice, request, instruction, consent, approval or other communication provided for herein shall be in writing and shall be delivered personally, sent by certified or registered mail, postage prepaid, telegraphed, sent by facsimile transmission or by telex, and shall be deemed given when so delivered personally, telegraphed, telexed, sent by facsimile transmission or, if mailed, four days after the date of deposit in the United States mails, as follows:

     To Banyan

     Address:    120 Flanders Road
                 Westboro, MA 01581
     Attention:  V.P. Finance

     To Switchboard

     Address:    120 Flanders Road
                 Westboro, MA 01581
     Attention:  Finance Manager

SECTION 9 CHOICE OF LAW

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

SECTION 10 AMENDMENTS

     This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representation and agreements, if any, of the parties hereto. This Agreement may not be amended orally but may be amended only by a written instrument signed by all the parties hereto.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Commencement Date above.



BANYAN SYSTEMS INCORPORATED                  SWITCHBOARD INCORPORATED


By: /s/ Richard M. Spaulding                 By: /s/ Jeffrey D. Glidden
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Title: VP Finance and Treasurer              Title: President
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